Exhibit 10.25

RETIREMENT AGREEMENT

The parties to this Retirement Agreement (the “Agreement”) are Air & Liquid Systems Corporation (the “Company”), a wholly-owned subsidiary of Ampco-Pittsburgh Corporation (the “Parent”) and Terrence W. Kenny (the “Executive”). This Agreement is entered into as of October 21, 2021 and will become effective as of December 31, 2021 (the “Retirement Date”).

The Executive has announced his decision to retire from the Company as President effective as of the Retirement Date. This Agreement is intended to set forth the terms applicable to the Executive’s retirement from the Company.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.Resignation and Retirement. Effective on the Retirement Date, the Executive hereby resigns from all positions with the Parent, the Company and any subsidiaries of the Company (collectively, the “Company Group”) then held by him, including without limitation as an officer or director (or similar position) of the Company Group, and the Executive’s employment with the Company Group will terminate due to his retirement.

2.Payments and Benefits.

(a)In Connection with Executive’s Retirement. Upon the Executive’s retirement from, and termination of, employment with the Company Group, the Executive will be entitled to payment, subject to applicable payroll deductions and withholding, on the Retirement Date of:

(i)of all accrued, but unpaid, salary, vacation or paid time-off and business expenses (to the extent properly accounted for) as of the Retirement Date; and

(ii)all accrued and vested retirement benefits under any qualified or non-qualified plans or arrangements sponsored by the Company Group in accordance with the terms and provisions of such plans or arrangements.

(b)In consideration of the Release (as defined below) and certain other agreements among the parties hereto, in addition, the Executive will be entitled to receive on the Retirement Date :

(i)a lump sum equal to:

a)	Five months of salary at the same base rate in effect on December 31, 2021equal to $154,167;
b)	Five weeks’ vacation pay at the same base rate in effect on December 31, 2021 equal to $35,600;
c)	$8,800 to cover certain of Executive’s healthcare expenses;
d)	the Executive’s 2021 short term incentive plan award at target level performance equal to $185,000.

(ii)accelerated vesting, as of the Retirement Date, of 9,953 unvested shares of the Parent’s Common Stock (“Common Stock”) subject to outstanding Restricted Stock Units granted to the Executive pursuant to the Parent’s 2016 Omnibus Incentive Plan, as amended (the “Plan”); and

(iii)accelerated vesting, as of the Retirement Date, of 13,400 unvested shares of Common Stock subject to outstanding Performance Stock Units granted to the Executive pursuant to the Plan provided that

(x)  such lump sum payments shall be subject to applicable payroll deductions and withholding; and

(y) the Executive acknowledges that except as set forth in this Section 2(b), any other outstanding awards under the Plan shall cancel pursuant to the terms of such awards on the Retirement Date.

(c)Compliance with Section 409A.

(i)Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and not excepted or otherwise excluded from Section 409A’s requirements, and payable on account of the Executive’s separation from service (as defined in Section 409A and the related regulations), such payment shall be delayed for a period of six months after the Executive’s separation date if the Executive is a “specified employee” (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A of the Code and the procedures established by the Company.

(ii)The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, or an applicable exemption thereto, including, where applicable, the short-term deferral exception, and this Agreement will be interpreted in a manner consistent with that intention. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant in any other calendar year, (b) the reimbursements for expenses for which the Consultant is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

3.Non-Disparagement.

(a)At all times hereafter, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company Group or any of its operating divisions, subsidiaries or affiliates to any person.

(b)At all times hereafter, the Company Group and its officers and directors will not disparage or criticize, orally or in writing, Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. The Executive understands that the Company Group’s non-disparagement obligations under this section extend only to the Parent’s Board of Directors and officers that report directly to the Chief Executive Officer of the Parent and only for so long as each individual is an employee or director of the Company Group.

4.Confidentiality: Non-Competition: Non-Solicitation: Return of Company Property. The Confidentiality, Non-Competition and Non-Solicitation Agreement between the Company and the Executive, dated as of May 5, 2018, remains in full force and effect in accordance with its terms.

5.Release of Claims.

(a)As indicated by the Executive’s signature below, the Executive has decided to release the Corporation and its affiliates in consideration of the payments described in Sections 2(b) hereof (the “Payments”), which Payments the Executive acknowledges and agrees he would not be entitled to receive but for his execution of the release of claims set forth in this Section 5 (the “Release”).

(b)The Payments are being given to the Executive and accepted by him, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives and assigns, in consideration of his full and final release and settlement of any and all claims and charges, known or unknown, arising on or prior to the date of the execution by the Executive of this Agreement, against the Company Group, each of its affiliates, and any of their respective past, present, and future parents, subsidiaries, divisions, affiliates and related business entities, and any of their respective successors and assigns, as well as any of their respective past, present, and future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, other than any rights the Executive has under this Agreement, which the Executive may have relating to or arising out of his employment or termination of employment with the Company Group or any of its affiliates, including but not limited to any claims for compensation, consideration or monies or claims of discrimination or retaliation claims under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Vocational Rehabilitation Act; the Equal Pay Act of 1963; the National Labor Relations Act; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other alleged violation of any local, state, or federal statutory or common law, regulation or ordinance based on age, sex, race, religion, color, national origin, disability, marital status, appearance or sexual orientation, or any claim for wrongful termination or defamation, whether in tort, contract or otherwise, against or onto officers, directors and employees. This general release is for any relief, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages. This release does not apply to any claims that cannot be released as a matter of law, such as those that arise after the date the Executive executes this Amendment or claims by the Executive for vested ERISA plan benefits or administrative charges of discrimination (although the Executive releases any right to monetary recovery in connection with such a charge).

(c)AS PROVIDED IN THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE PRIOR TO SIGNING

THIS RELEASE.  THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO REVIEW AND TO CONSIDER WHETHER TO SIGN THIS RELEASE.

IT IS FURTHER UNDERSTOOD THAT THE EXECUTIVE SHALL BE ENTITLED TO REVOKE OR CANCEL EXECUTIVE’S ACCEPTANCE OF THIS RELEASE DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTIVE’S DELIVERY OF A SIGNED COPY OF THIS RELEASE TO THE PARENT’S SECRETARY.

(d)The Executive represents that this Release is a lawful, valid and binding obligation, enforceable in accordance with its terms, except to the extent that such enforcement may be stayed or prevented under any laws relating to bankruptcy or creditors’ rights.

(e)This Release does not preclude the Executive from taking any legal action to enforce the terms of this Agreement.

6.Executive’s Understanding. The Executive acknowledges by signing this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s attorney regarding the terms and meaning of this Agreement, including the Release, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily.

7.Miscellaneous.

(a)Entire Agreement. Except as expressly set forth herein, this Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

(b)Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive’s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(c)Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(d)Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(e)Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania, without regard to the principles of the conflicts of laws thereof.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

AIR AND LIQUID SYSTEMS CORPORATION

/s/ J. Brett McBrayer

Name: J. Brett McBrayer

Title: Chairman

EXECUTIVE

/s/ Terrence W. Kenny

Terrence W. Kenny